EXHIBIT 99

NEWS:

The Sherwin-Williams Company — 101 West Prospect Avenue —

Cleveland, Ohio 44115 — (216) 566-2140

The Sherwin-Williams Company Reports 2013 Second Quarter and First Six Months Financial Results

•	Consolidated net sales increased 5.5% to a record $2.71 billion in the quarter and increased 3.6% to a record $4.88 billion in six months

•	Net sales from stores open more than twelve calendar months increased 7.0% in the quarter

•

Diluted net income per common share increased 13.4% to a record $2.46 per share in the quarter, including a charge of $.08 per share resulting from a government import duty assessment related to our Brazilian operations, from $2.17 in 2Q12 and increased 14.1% to a record $3.57 per share in six months

•	Anticipates 3Q13 sales increase 6.0% to 9.0% and EPS in the range of $2.55 to $2.65 per share

•	Reaffirming FY13 EPS guidance of $7.45 to $7.55 per share

CLEVELAND, OHIO, July 18, 2013 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and six months ended June 30, 2013. Compared to the same periods in 2012, consolidated net sales increased $140.9 million, or 5.5%, to $2.71 billion in the quarter and increased $171.7 million, or 3.6%, to $4.88 billion in six months due primarily to higher paint sales volume in our Paint Stores Group. Acquisitions increased consolidated net sales approximately 0.7% in the quarter and six months. Unfavorable currency translation rate changes decreased consolidated net sales 0.3% in the quarter and 0.6% in six months.

Diluted net income per common share in the quarter increased to $2.46 per share from $2.17 per share in 2012 and increased in six months to $3.57 per share from $3.13 per share last year, including a second quarter 2013 charge of $.08 per share resulting from a government import duty assessment related to our Brazilian operations. The quarter and six months diluted net income per common share increases were due primarily to improved operating results of the Paint Stores and Global Finishes Groups. Unfavorable currency translation rate changes decreased diluted net income per common share by $.02 per share in the quarter and $.03 per share in six months. Acquisitions had no significant effect on diluted net income per common share in the quarter or in six months.

Net sales in the Paint Stores Group increased 8.0% to $1.61 billion in the quarter and increased 6.3% to $2.77 billion in six months due primarily to higher architectural paint sales volume across all end market segments. Net sales from stores open for more than twelve calendar months increased 7.0% in the quarter and increased 5.4% in six months over last year’s comparable periods. Paint Stores Group segment profit increased $66.0 million to $333.0 million in the quarter from $267.0 million last year and increased $83.0 million to $462.7 million in six months from $379.7 million last year due primarily to higher paint sales volume partially offset by increases in selling, general and administrative expenses. Segment profit as a percent to net sales increased in the quarter to 20.7% from 17.9% last year and increased in six months to 16.7% from 14.5% in 2012.

Net sales of the Consumer Group decreased 1.0% to $393.7 million in the quarter and decreased 2.2% to $702.2 million in six months due primarily to lower volume sales to most of the Group’s retail customers and the previously disclosed elimination of a portion of a paint program with a large retail customer partially offset by acquisitions. Acquisitions increased net sales 3.2% and 4.0% in the quarter and six months, respectively. Segment profit decreased to $79.0 million in the quarter from $80.8 million last year and decreased to $133.0 million in six months from $136.1 million last year due primarily to lower volume sales. Acquisitions did not have a significant effect on segment profit in the quarter or six months. As a percent to net external sales, segment profit decreased in the quarter to 20.1% from 20.3% last year and was flat at 18.9% in six months compared to the same period in 2012 due primarily to the lower sales.

The Global Finishes Group’s net sales stated in U.S. dollars increased 3.0% to $513.5 million in the quarter and increased 1.9% to $1.00 billion in six months due primarily to selling price increases and acquisitions. Acquisitions increased net sales in U.S. dollars by approximately 1.1% in the quarter and six months. Currency translation rate changes had a minimal impact on net sales in the quarter and decreased net sales by 0.4% in six months. Stated in U.S. dollars, segment profit increased in the quarter to $54.5 million from $48.0 million last year and increased in six months to $88.4 million from $76.7 million last year due primarily to selling price increases and improved operating efficiencies. Unfavorable currency translation rate changes reduced segment profit $2.4 million in the quarter and decreased segment profit $3.6 million in six months. Acquisitions had no significant impact on segment profit in the quarter or six months. As a percent to net external sales, segment profit was 10.6% in the quarter versus 9.6% last year and 8.8% in six months compared to 7.8% in 2012.

The Latin America Coatings Group’s net sales stated in U.S. dollars increased 6.3% to $199.0 million in the quarter due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation rate changes. Six month net sales stated in U.S. dollars increased 1.5% to $401.6 million due primarily to selling price increases partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales by 2.8% in the quarter and 4.8% in six months. Stated in U.S. dollars, segment profit decreased to $0.9 million in the quarter from $9.3 million last year due primarily to charges relating to the Brazil import duty assessment partially offset by selling price increases and higher paint sales volume. Stated in U.S. dollars, segment profit in six months decreased to $21.7 million from $29.2 million last year due primarily to the Brazil import duty assessment and unfavorable currency translation rate changes partially offset by selling price increases. Charges of $11.8 million were recorded to cost of goods sold due to the Brazil import duty assessment. The assessment was issued by the Brazilian government related to the handling of import duties on products brought into the country for the years 2006 through 2008. The Company elected to accept a voluntary amnesty program offered by the government to resolve this issue rather than contest it in court. Unfavorable foreign currency translation rate changes had no significant impact on segment profit in the quarter and reduced segment profit $2.0 million in six months. As a percent to net external sales, segment profit decreased in the quarter to 0.4% from 5.0% last year and decreased in six months to 5.4% from 7.4% in 2012.

The Company acquired 800,000 shares of its common stock through open market purchases in the quarter and 1.3 million shares in six months. The Company had remaining authorization at June 30, 2013 to purchase 15.15 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report record sales and earnings per share in the second quarter and first half of 2013 on the continued positive sales volume and strong operating results of our Paint Stores Group. The Paint Stores Group architectural volume growth was strong across all end market segments. Our Consumer Group minimized the impact on segment profit of the lost business through improved operating efficiencies. Our Global Finishes Group continues to improve its operating margins through improved operating efficiencies and good cost control. The Latin America Coatings Group is managing to improve its core operating margins through selling price increases and good cost control despite the difficult environment in which they are operating.

“We are continuing to invest in our business. In the first six months, Paint Stores Group opened 22 net new stores. For the year, we expect our Paint Stores Group to open 70 to 80 new stores. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at June 30, 2013 was 12.0% compared to 12.6% last year. During the quarter, we continued to buy shares of our stock and we increased the dividend rate to $.50 from $.39 last year. Our balance sheet is positioned well for the anticipated closing of the Comex acquisition and other investments in our business.

“For the third quarter, we anticipate our consolidated net sales will increase six to nine percent compared to last year’s third quarter. At that anticipated sales level, we estimate diluted net income per common share in the third quarter to be in the range of $2.55 to $2.65 per share compared to $2.24 per share earned in the third quarter of 2012. For the full year 2013, we expect consolidated net sales to increase above 2012 levels by a mid single digit percentage. With annual sales at that level, we are reaffirming our guidance that diluted net income per common share for 2013 is expected to be in the range of $7.45 to $7.55 per share compared to $6.02 per share earned in 2012.”

The Company will conduct a conference call to discuss its financial results for the second quarter and first six months, and its outlook for the third quarter and full year 2013, at 11:00 a.m. ET on Thursday, July 18, 2013. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the July 18th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until August 8, 2013 at 5:00 p.m. ET.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Thousands of dollars, except per share data	2013	2012	2013	2012
Net sales	$2,713,889	$2,573,022	$4,881,057	$4,709,366
Cost of goods sold	1,480,310	1,422,425	2,684,627	2,648,930
Gross profit	1,233,579	1,150,597	2,196,430	2,060,436
Percent to net sales	45.5%	44.7%	45.0%	43.8%
Selling, general and administrative expenses	837,124	810,207	1,615,803	1,567,886
Percent to net sales	30.8%	31.5%	33.1%	33.3%
Other general expense - net	485	3,086	4,432	8,123
Interest expense	15,069	10,230	30,380	20,567
Interest and net investment income	(698)	(625)	(1,447)	(1,167)
Other expense (income) - net	715	(104)	(2,006)	(5,091)

Income before income taxes	380,884	327,803	549,268	470,118
Income taxes	123,597	99,990	175,796	142,089

Net income	$257,287	$227,813	$373,472	$328,029

Net income per common share:
Basic	$2.51	$2.23	$3.65	$3.20

Diluted	$2.46	$2.17	$3.57	$3.13

Average shares outstanding - basic	101,665,737	101,446,643	101,813,398	101,758,496

Average shares and equivalents outstanding - diluted	103,896,780	104,003,128	104,031,718	104,100,046

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the July 18th release.